Exhibit 99.1

MBIA Inc. Provides Financial Update and Reports Financial Results for First Nine Months of 2008

ARMONK, N.Y.--(BUSINESS WIRE)--November 5, 2008--MBIA Inc. (NYSE: MBI):

Summary

Financial Results:

  The Company recorded a net loss of $1.5 billion, or $6.97 per share, for the first nine months of 2008, compared with net income of $373.8 million, or $2.84 per share, during the same period in 2007.
  The Company recorded a net loss of $806.5 million, or $3.48 per share, for the third quarter of 2008, driven primarily by increases to loss reserves on the Company’s second lien residential mortgage exposures and net realized and unrealized losses attributable to the Company’s Asset Liability Management (ALM) business. The net loss for the third quarter of 2007 was $36.6 million or $0.30 per share.
  Net premiums written were $1.2 billion and $928 million in the first nine months and third quarter of 2008, respectively, compared to $654 million and $229 million in the comparable periods of 2007. MBIA entered into an approximate $159 billion reinsurance transaction with Financial Guaranty Insurance Company (FGIC) effective as of September 30, 2008. The net premium written on the transaction was $812 million. MBIA received cash and liquid securities totaling approximately $639 million, which represented the unearned upfront premiums, net of a ceding commission retained by FGIC, associated with the reinsured policies.

  MBIA’s insured portfolio stood at $778 billion at September 30, 2008, compared to $673 billion at September 30, 2007. Excluding the FGIC reinsurance transaction, MBIA’s insured portfolio contracted by $54 billion since September 30, 2007 through maturities, amortization and refundings of insured exposure.
  The Company increased its case loss reserves by $961 million for its insured exposures to certain second lien residential mortgage securitizations. The additions to reserves reflect an observed increase in delinquencies and a higher level of assumed future losses. The elevated expected losses are attributable primarily to high levels of loans that did not meet eligibility criteria for inclusion in the MBIA-insured transactions, improperly serviced loans, as well as the impact of weakening economic conditions. The Company has commenced legal action against two seller/servicers, and filed a claim against a third, to obtain recoveries; however, the Company’s loss estimates do not yet include estimated recoveries related to these improperly originated and serviced mortgage loans.

Strong Liquidity:

  The Company maintains strong liquidity in its primary subsidiary, MBIA Insurance Corporation, and in its holding company, in both its asset/liability management business and its holding company activities. As of September 30, MBIA Insurance Corporation held approximately $2.7 billion in cash and short-term investments, the ALM business held approximately $8.1 billion in cash and government securities and the holding company, excluding the ALM business, held approximately $1.2 billion in cash and investments. The Company has subsequently continued to add to its consolidated cash position. In addition, the Company has substantially reduced the liquidity risk related to its ALM business and significantly improved the credit profile of the related asset portfolio. It has sufficient cash and highly liquid assets to meet any and all contractual GIC terminations in the event of a rating downgrade. The Company also has sufficient maturing assets and contingent sources of liquidity to meet all maturing liabilities without issuing new liabilities or selling assets in the current highly stressed credit environment.
  The Company repurchased shares of its common stock and debt securities in the quarter. Year-to-date and third quarter repurchases of the Company’s common stock totaled 7.7 million shares at an average price of $11.69 per share. Year-to-date and third quarter, the Company repurchased $102 million par amount of its outstanding corporate debt at discounts, which resulted in a net gain of $24.5 million. The Company also terminated a portion of its outstanding Guaranteed Investment Contracts (GICs) and repurchased MBIA Global Funding LLC (GFL) medium-term notes (MTNs) at discounts, resulting in net gains to MBIA of $284.6 million for the first nine months of the year, including $205.4 million in the third quarter. In addition, MBIA repurchased approximately $47.3 million par amount of its outstanding surplus notes at discounts for a net gain of $10.0 million, all in the third quarter. All of the debt repurchases were at MBIA’s discretion and at the request of the holders of such securities.

MBIA Inc. (NYSE: MBI), the holding company for MBIA Insurance Corporation, today reported a net loss of $1.5 billion, or $6.97 per share, for the first nine months of 2008, compared with net income of $373.8 million, or $2.84 per share, during the same period in 2007. For the third quarter, the net loss was $806.5 million, or $3.48 per share, compared with a net loss of $36.6 million, or $0.30 per share, for the same period of 2007. The net loss in the quarter was driven primarily by increases to loss reserves on the Company’s second lien residential mortgage-backed securities exposures and net realized and unrealized losses attributable to the Company’s ALM business.

The Company incurred $961 million in pre-tax case loss and loss adjustment expenses in the third quarter to reflect additional projected losses due to further deterioration in the performance of its insured exposures to certain second lien residential mortgage securitizations. The net loss for the quarter also included $155.7 million of pre-tax net realized losses resulting primarily from the rebalancing of, and impairments in, the investment portfolio in the Company’s ALM business. The net realized losses are in addition to the $436 million in impairments booked by the Company in the second quarter for estimated losses on investment assets sold in the third quarter. The rebalancing began in the second quarter and continued into the third quarter as the Company enhanced liquidity in the ALM investment portfolio to meet actual and worst-case collateral posting and termination payment requirements that could result from a ratings downgrade. A $405 million unrealized net loss on financial instruments at fair value (MTM) and foreign exchange was the other significant component of the net loss in the third quarter. Partially offsetting the realized and unrealized losses and case reserves in the third quarter were $239.9 million in net gains on the extinguishment of debt.

After-tax operating loss, a non-GAAP measure that excludes the effects of timing-related gains and losses (all non-GAAP measures used herein are defined in the attached Explanation of Non-GAAP Financial Measures), for the first nine months of 2008 was $854.3 million, or $3.94 per share, compared with after-tax operating income of $600.7 million, or $4.57 per share, for the first nine months of 2007. After-tax operating loss for the third quarter of 2008 was $514.8 million, or $2.22 per share, compared with after-tax operating income of $192.6 million, or $1.56 per share in the same period of 2007. Excluding the extraordinary addition to case loss reserves, after-tax operating income was $109.9 million.

“As we’ve discussed previously, our near-term objectives include deleveraging our balance sheet and maximizing our liquidity position in support of our long-term business transformation,” said Jay Brown, MBIA Chief Executive Officer. “We continued to make progress toward those ends in the third quarter, as our balance sheet grew stronger through debt repurchases and amortization of our insurance portfolio. In addition, we rebalanced assets in our Asset Liability Management business, which helped greatly reduce its liquidity risk.

“With our transformation on track and our liquidity position bolstered, there were two notable events in the quarter,” Mr. Brown continued. “First, as we noted in our second quarter results, we continually evaluate our housing-related exposures and adjust our loss reserve and impairment estimates whenever deal performance does not track with expectations. This was the case in the third quarter, and we increased our loss reserves and impairments by approximately $1 billion to reflect our analysis of the impact of weakening economic conditions and a greater number of defaults on improperly originated and serviced mortgage loans.

“On a more positive note, we reinsured a $159 billion portfolio of U.S. public finance bonds originally insured by FGIC,” Mr. Brown said. “This high quality book of business presented an attractive opportunity that will generate long-term value for our shareholders.”

Investment Management Services

Average assets under management in the Investment Management Services (IMS) segment for the first nine months of 2008 were $60.4 billion, down 9 percent from $66.5 billion in the first nine months of 2007. Assets under management at September 30, 2008 were $52.1 billion, down 13 percent from $59.8 billion at June 30, 2008. The decline is attributable primarily to maturities and terminations in the ALM and conduit segments. The Advisory Services portion of the Company’s asset management business continued to perform well in a difficult market as assets under management increased by 3 percent in the nine months ended September 30, to $33.7 billion from $32.8 billion at December 31, 2007. Although assets under management in Advisory Services declined 4 percent in the third quarter due to a combination of client withdrawals and lower market values of assets, the Company has continued to add new clients in this line of business.

As a result of the rebalancing of the ALM investment portfolio during the second and third quarters, the Company has sufficient cash and highly liquid securities in its ALM portfolio to fund all potential termination payments under its insured GICs in the event of any downgrade of MBIA Insurance Corporation by Moody's Investors Service or Standard & Poor's Ratings Services. As of September 30, MBIA had $17.9 billion in outstanding liabilities related to its ALM business, of which $10.6 billion were GICs. All of the GICs are collateralized by cash or high grade securities. Up to $7.8 billion of the GIC portfolio can be terminated if MBIA Insurance Corporation is downgraded. The remaining $10.1 billion in ALM liabilities consisted of MTNs issued by GFL, term repurchase agreements and GICs that are not subject to further collateralization or termination provisions upon a downgrade.

MBIA has estimated worst-case cash needs to fund potential termination payments under the GICs resulting from ratings downgrades to be as much as $7.8 billion. This amount is lower than previously reported due to amortization of the outstanding GICs. As of September 30, MBIA had approximately $8.1 billion in cash and government securities in its ALM portfolio to satisfy these requirements. All payments due on remaining liabilities related to the ALM business that are not subject to termination upon a downgrade are expected to be covered by available assets and other liquidity sources.

The pre-tax net loss for the IMS segment was $1.3 billion in the first nine months of the year and $368.3 million in the third quarter, as operating income was outweighed by realized losses and mark-to-market losses on financial instruments and foreign exchange. The IMS segment recorded $36.1 million in pre-tax operating income for the first nine months of 2008, compared with $81.6 million in the same period of 2007, excluding gains on GIC and MTN repurchases. In the third quarter, IMS recorded a pre-tax operating loss of $13.8 million, compared with $30.7 million of pre-tax operating income in last year’s third quarter, excluding gains on GIC and MTN repurchases. The reduction in operating income was due to lower average balances in the ALM business from amortization and GIC terminations coupled with lower net interest spread due to sales of assets and reinvestment in cash to protect against the impact of further downgrades.

The Company has terminated a portion of its outstanding GICs and repurchased a portion of the GFL MTNs at discounts, resulting in a net gain to MBIA of $284.6 million for the first nine months of the year, including $205.4 million in the third quarter.

Within the IMS segment, a total of $177.8 million of pre-tax net realized losses related primarily to the ALM business were incurred in the third quarter. The net realized losses resulted from the combination of sales of assets during the quarter and the recognition of other than temporary impairments to several securities. Embedded in the $177.8 million in pre-tax net realized losses are gains on terminated total return swaps used as hedges which are offset by corresponding unrealized losses in the Net/Gains Losses on Financial Instruments at Fair Value line on the income statement. The net realized losses are in addition to the $436 million in impairments booked by the Company in the second quarter for estimated losses on third quarter asset sales. Through September 30, the cumulative net pre-tax cost to the Company associated with the rebalancing of the ALM asset portfolio was approximately $500 million, including the benefit of approximately $285 million in pre-tax net gains from terminations of GICs and repurchases of GFL MTNs at discounts. Excluding the positive impact of the GIC terminations and MTN repurchases, the cumulative pre-tax cost of the ALM asset portfolio rebalancing increased by approximately $270 million between June 30 and September 30 as market conditions worsened during the third quarter.

Insurance Operations

As was previously announced, MBIA Insurance Corporation provided reinsurance for a portfolio of U.S. public finance bonds originally insured by FGIC with total net par outstanding of approximately $159 billion. The net premium written associated with the reinsurance transaction was $812 million. As a result, net premiums written increased by 305% compared to the third quarter of 2007. In connection with the reinsurance, MBIA received cash and liquid securities totaling approximately $639 million, which represented the unearned upfront premiums, net of a ceding commission retained by FGIC, associated with the reinsured policies. As the transaction closed effective September 30, 2008, it had no impact on the Company’s third quarter earnings. The reinsurance transaction is expected to result in at least $41 million in new revenues in the fourth quarter. During the third quarter the Company wrote almost no traditional direct insurance business.

After two consecutive quarters of relatively flat early-stage delinquencies within its insured second lien residential mortgage securitizations, MBIA observed an increase in delinquencies in the third quarter and a greater than expected level of losses being realized within certain transactions. MBIA has adjusted its loss modeling assumptions for these transactions to reflect a combination of high levels of ineligible loans in the mortgage pools, the overall weakening in the economic environment, servicer performance related issues and relatively few successful loan modifications by the loan servicers. As a result, it has increased its case loss reserves on its second lien residential mortgage exposures by $961 million in the third quarter. The increase in case loss reserves primarily reflects additions to previously established reserves rather than a material increase in the number of transactions requiring loss reserves.

In certain instances where samples of defaulted and severely delinquent loans were subjected to forensic audits, up to 89 percent of the delinquencies and defaults were associated with loans that MBIA believes are in breach of the originators’ representations and warranties with respect to such loans and therefore should have been excluded from the MBIA-insured securitizations. In October, MBIA Insurance Corporation filed lawsuits against two mortgage loan seller/servicers, and a claim against a third, alleging, among other things, misrepresentations concerning the quality of loans that were included in a number of MBIA-insured second lien residential mortgage securitizations and a failure to honor their contractual obligations to repurchase ineligible loans and a breach of their ongoing servicing practices. In particular, MBIA believes that a very high proportion of the defaulted loans in these securitizations are in breach of the originators’ representations and warranties with respect to such loans and therefore should have been excluded from the securitizations.

The Company has not yet reflected as salvage or subrogation any potential recoveries resulting from the seller/servicers’ obligations to repurchase ineligible loans from these second lien residential mortgage transactions. The Company continues to evaluate these and other potential recoveries and intends to pursue them aggressively. Once the Company has concluded its evaluation, including assessing the amount of potential recoveries, it is likely to establish salvage and subrogation receivables that, depending upon the transaction, may fully or partially offset the related case loss reserves. The ineligibility of mortgages in the securitizations and the litigation in general will have no impact on the holders of the insured securities, as MBIA will continue to honor its payment obligations under its policies.

With regard to expected losses within its insured multi-sector CDO exposures, the Company recognized a $44 million pre-tax impairment on one transaction in the third quarter and increased pre-tax impairments on several other transactions by a total of $22 million for accretion and for related loss-adjustment expenses. Although MBIA’s insured CDO exposures are accounted for at fair value, it regards the changes in impairment estimates as critical information for investors since the impairment estimates reflect amounts the Company expects to pay in claims. In the absence of impairment, the Company expects the gains and losses in fair value over time to be reversed upon the maturities of the transactions. MBIA will continue to evaluate its housing-related exposure and may need to adjust its loss reserves and credit impairments should deal performance be worse than current expectations. The performance of MBIA’s public finance and non-residential mortgage-related structured finance exposures generally remains satisfactory and did not result in any significant new case loss reserve activity in the third quarter. Within the insured structured finance portfolio, MBIA’s non-mortgage consumer ABS exposures continued to perform within expectations, with delinquency and loss rates comfortably below the levels that the transactions are designed to withstand.

The Company recognized all of the incremental case loss reserve activity as an immediate charge in the third quarter rather than applying it against its unallocated loss reserve in order to maintain an adequate unallocated loss reserve for its non-mortgage related exposures. The Company’s unallocated loss reserve increased to $240.9 million at September 30, 2008 after an addition of $21.5 million based upon its formula-based loss reserving practice.

For the first nine months of 2008, MBIA paid a total of $903.6 million in claims associated with its second lien residential mortgage exposures, including $491.3 million in the third quarter. MBIA Insurance Corporation’s cash inflows in the first nine months of the year, largely from premiums and investment income, more than covered these payments, with the result that MBIA Insurance Corporation had operating cash flow of $407 million in the nine months ended September 30, 2008 and $130 million in the third quarter. The insurance company’s liquidity resources remain more than adequate to meet anticipated claim payments. Insurance company cash and short-term investments totaled approximately $2.7 billion as of September 30, 2008 and the Company expects to continue to build liquidity in the insurance company.

The net par outstanding of MBIA’s insured portfolio totaled $778 billion at September 30, 2008, compared to $673 billion at September 30, 2007. Excluding the FGIC reinsurance transaction, MBIA’s insured portfolio contracted by $54 billion since September 30, 2007 through maturities, amortization and refundings of insured exposure. Refunding volume reached a record high in the third quarter of 2008, representing $10.1 billion in par and $94 million in accelerated unearned premiums. Scheduled amortizations, refundings and early retirements of insured obligations were partially offset by approximately $1.8 billion in previously ceded exposures that were reassumed from two reinsurers. There were no material commutations of insured credit derivative exposures in the third quarter.

For the first nine months of 2008, the insurance segment’s pre-tax operating loss was $1.3 billion, compared with $817.9 million of pre-tax operating income in the same period of 2007. In the third quarter, the pre-tax operating loss for the insurance segment was $749.6 million, compared to $265.2 million of pre-tax operating income in the third quarter of 2007. The reductions for both the nine-month period and third quarter were attributable primarily to credit impairments and increases to loss reserves, interest expense on MBIA’s surplus notes and increased operating expenses resulting from a lower expense deferral rate.

MBIA repurchased approximately $47.3 million par amount of its outstanding surplus notes resulting in a net gain of $10.0 million, all in the third quarter. The net gain is not considered a part of operating income.

Net Gains/Losses on Financial Instruments at Fair Value (“Mark-to-Market”)

In the third quarter of 2008, MBIA recorded a $405 million unrealized net loss on financial instruments at fair value and foreign exchange the major components of which included a $372 million net unrealized loss on derivatives within the IMS segment, a $118 million net unrealized loss on financial instruments within the corporate segment and a $105 million net unrealized gain on insured credit derivatives. The MTM loss attributable to the IMS segment was driven largely by the reversal of the positive marks on two total return swaps held in the ALM portfolio, as referenced above. The MTM loss attributable to the corporate segment resulted primarily from a negative mark on the Company’s outstanding common stock warrants due to an increase in MBIA’s stock price as of quarter-end and greater volatility in its stock price over the quarter.

Partially offsetting these factors was a $105 million pre-tax net unrealized gain on insured credit derivatives. Spreads on collateral in the Company’s insured corporate CDOs widened in the quarter, and subordination was eroded in the insured multi-sector CDOs. Offsetting these effects were the cumulative impact of refinements to the calculation of the spreads on CMBS transactions and the application under SFAS 157 of the MBIA credit adjustment to all theoretical cash outflows in the fair value model for corporate CDOs.

SFAS 157 requires the Company to adjust the fair value estimates of its insured credit derivatives portfolio for the market’s perception of its non-performance risk. This amount can add substantial volatility to mark-to-market results. If the market’s perception of MBIA’s credit quality improves and MBIA Insurance Corporation’s CDS spreads tighten, the Company would record an increase to its unrealized mark-to-market losses, all other things being equal. The Company’s balance sheet net derivative liability attributable to insured credit derivatives decreased to $3.8 billion at September 30 from $3.9 billion at June 30, 2008.

Holding Company Activities

MBIA Inc. continues to maintain a strong liquidity position. In addition to the rebalancing of the ALM portfolio assets to enhance liquidity, MBIA Inc. had approximately $1.2 billion in cash and investments at September 30. Through November 4, the Company used $600 million of this cash to enhance the liquidity position of the ALM portfolio. It also plans to put in place a three-year intercompany repurchase agreement facility with MBIA Insurance Corporation under which MBIA Inc. can transfer ALM assets at market value to MBIA Insurance Corporation for up to $2 billion in cash. The intercompany arrangement required and received regulatory approval. The use of holding company free cash and this facility is expected to eliminate the need to sell assets to meet ratings-triggered termination requirements or future liability maturities in the current highly stressed credit environment. The Company believes that these resources, along with cash flows from the ALM asset portfolio will cover all cash outflows on the portfolio, even if it cannot sell ALM portfolio assets or refinance maturing liabilities.

MBIA Inc. continues to have a $500 million revolving credit line with a group of highly rated banks. Covenant calculations relating to net worth and leverage are affected by the Company’s mark-to-market adjustments on insured derivatives, among other things, and are therefore highly variable. As of September 30, the line was partially drawable and its availability remains highly dependent upon future mark-to-market adjustments on insured derivatives.

MBIA Insurance Corporation has access to $400 million through its Committed Preferred Custodial Trust (“CPCT”) facility issued by eight trusts (the “Trusts”), which were created for the primary purpose of issuing CPCT securities and investing the proceeds in high-quality short-term obligations. The Trusts are vehicles for providing MBIA Insurance Corporation the opportunity to access new capital at its sole discretion through the exercise of put options. The CPCT securities are remarketed every 28 days with the interest rate set by means of an auction. Due to the decline in the demand for short-term structured securities during the last several quarters, all CPCT securities were unable to be remarketed at their most recent remarketing date, resulting in the current investors of the CPCT securities receiving the maximum prescribed interest rate.

In November, MBIA began notifying the Trusts that it will exercise its put option to sell to the Trusts the perpetual preferred stock of MBIA Insurance Corporation. Upon MBIA exercising the put option, the Trusts will transfer the proceeds to MBIA in exchange for the preferred stock that will be held by the Trusts. The dividend rate on the preferred stock will be the auction rate, subject to the maximum rate. MBIA plans to hold the proceeds of $400 million in cash and cash equivalent securities. Once MBIA completes exercising the put options on all trusts, MBIA’s consolidated shareholders’ equity will have increased by $400 million.

During the third quarter of 2008, the Company repurchased approximately 7.7 million shares of its common stock at an average price of $11.69. Approximately $250 million remains available under the Company’s $1 billion share buyback program, which was reinstated by the Company’s board of directors in the third quarter of 2008. The Company also repurchased approximately $102 million par amount of its outstanding corporate debt in the third quarter, resulting in a net gain of $24.5 million.

Book Value

MBIA's Book Value per share as of September 30, 2008 was $11.37 compared with $16.67 at June 30, 2008 and $29.16 at December 31, 2007. The reduction in the third quarter is attributable primarily to increases in loss reserves and net realized and unrealized losses related to the Company’s ALM business. The year-to-date reduction also includes the impact of dilution from MBIA’s February 2008 equity offering.

Adjusted Book Value (ABV) per share, a non-GAAP measure, declined to $37.55 at the end of the third quarter from $77.89 at December 31, 2007, and from $42.16 at June 30, 2008. ABV per share declined in the third quarter and year-to-date due primarily to increases in loss reserves and net realized losses as well as a reduction in expected future income from projected spread in the ALM business. These amounts were partially offset by an increase in after-tax net deferred premium revenue resulting from the FGIC reinsurance transaction. The year-to-date reduction also includes the impact of dilution from MBIA’s February 2008 equity offering. In the third quarter, the Company modified its formula for calculating ABV to exclude the impact of unrealized gains and losses included in Other Comprehensive Income (OCI).

Deferred Tax Asset

As of September 30, 2008, MBIA carried a net deferred tax asset of $1.5 billion on its balance sheet. The amount of the deferred tax asset, which can be used to offset future income, is driven by cumulative mark-to-market losses of $4.1 billion and unrealized losses recorded on the Company’s derivative and investment portfolios. Since capital losses, which generated a portion of the deferred tax asset primarily associated with the rebalancing of the ALM portfolio, can only be used to offset available realized capital gains, the Company has increased its previously established valuation allowance by $93 million in the third quarter to a total of $292 million against the portion of the deferred tax asset related to realized capital losses expected to be carried forward. The Company believes that the income expected in the future will be sufficient to allow it to realize the full value of the remaining net deferred tax asset. However, the Company’s valuation allowance may increase or decrease in the future depending on the nature and amount of future realized capital gains and losses.

Implementation of SFAS 163 Accounting Standard

The Company is disclosing in the notes to its financial statements for the period ended September 30, 2008 a schedule related to claim liability and a description of its risk-management activities used to track and monitor deteriorating insured financial obligations as required by SFAS 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60. Additional requirements of SFAS 163 are currently scheduled to be implemented as of January 1, 2009.

Conference Call

MBIA will host a webcast and conference call for investors today, Wednesday, November 5 at 11:00 AM (EST) to discuss its third quarter 2008 financial results and other matters relating to the Company. The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 66705644. A live webcast of the conference call will also be accessible on www.mbia.com.

The webcast and conference call will consist of prepared remarks followed by an open question and answer session. Questions for the event may be submitted in advance to ConferenceCallQuestions@mbia.com. In addition, conference call participants will be able to ask questions during the question and answer session.

A replay of the call will be available approximately two hours after the completion of the call on November 5 until 5:00 p.m. on November 19 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 66705644. In addition, a recording of the call will be available on MBIA's Web site approximately two hours after the completion of the call.

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City, Sydney and Tokyo. Its principal operating subsidiary, MBIA Insurance Corporation, is rated A2 by Moody's Investors Service on review for possible downgrade and AA by Standard & Poor's Ratings Services with a negative outlook. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Operating Income (Loss): The Company believes operating income (loss) and operating income (loss) per share are useful measurements of performance because they measure income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value (with the exception of credit impairments on insured derivatives) and foreign exchange and other non-operating items. Operating income (loss) and operating income (loss) per share are also provided to assist research analysts and investors who use this information in their analysis of the Company.

Adjusted Book Value (“ABV”): The Company believes the presentation of ABV, which includes items that are expected to impact shareholders’ equity in future periods and, in general, do not require any additional future performance obligation on the Company’s part and excludes gains and losses due to market value changes that have not been realized through sales or impairments of assets or extinguishment of liabilities, provides additional information that gives a comprehensive measure of the value of the Company. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2008	December 31, 2007

Assets

Investments:
Fixed-Maturity Securities Held as Available-For-Sale, at Fair Value
(Amortized Cost $16,039,190 and $30,199,471) (Includes Hybrid
Financial Instruments at Fair Value $28,523 and $596,537)	$14,093,370	$29,589,098
Investments Held-To-Maturity, at Amortized Cost
(Fair Value $3,127,058 and $5,036,465)	3,155,847	5,053,987
Investments Pledged as Collateral, at Fair Value
(Amortized Cost $1,432,821 and $1,243,245)	1,215,805	1,227,153
Short-Term Investments Held as Available-For-Sale, at Fair Value
(Amortized Cost $9,745,125 and $4,915,581)	9,737,260	4,915,581
Short-Term Investments Held-To-Maturity, at Amortized Cost (2007 Fair
Value $545,769)	-	549,127
Other Investments	328,502	730,711
Total Investments	28,530,784	42,065,657

Cash and Cash Equivalents	2,555,848	263,732
Accrued Investment Income	342,940	590,060
Deferred Acquisition Costs	555,023	472,516
Prepaid Reinsurance Premiums	274,478	318,740
Reinsurance Recoverable on Unpaid Losses	107,262	82,041
Goodwill	79,406	79,406
Property and Equipment (Net of Accumulated Depreciation)	101,232	104,036
Receivable for Investments Sold	1,311,157	111,130
Derivative Assets	1,099,969	1,722,696
Current Income Taxes	351,824	142,763
Deferred Income Taxes, Net	1,537,063	1,173,658
Other Assets	804,815	288,639
Total Assets	$37,651,801	$47,415,074

Liabilities and Shareholders' Equity

Liabilities:
Deferred Premium Revenue	$3,514,710	$3,107,833
Loss and Loss Adjustment Expense Reserves	1,913,230	1,346,423
Investment Agreements	10,646,317	16,107,909
Commercial Paper	-	850,315
Medium-Term Notes (Includes Hybrid Financial Instruments at
Fair Value $284,594 and $399,061)	8,550,813	12,830,777
Variable Interest Entity Floating Rate Notes	1,244,260	1,355,792
Securities Sold Under Agreements to Repurchase	1,085,960	1,163,899
Short-Term Debt	7,158	13,383
Long-Term Debt	2,418,219	1,225,280
Deferred Fee Revenue	15,450	15,059
Payable for Investments Purchased	108,615	41,359
Derivative Liabilities	5,029,653	5,037,112
Other Liabilities	494,545	664,128
Total Liabilities	35,028,930	43,759,269

Shareholders' Equity:
Common Stock	273,296	160,245
Additional Paid-in Capital	3,056,863	1,649,511
Retained Earnings	2,789,028	4,301,880
Accumulated Other Comprehensive Loss	(1,443,224)	(490,829)
Treasury Stock	(2,053,092)	(1,965,002)
Total Shareholders' Equity	2,622,871	3,655,805

Total Liabilities and Shareholders' Equity	$37,651,801	$47,415,074

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(dollars in thousands)

	Three Months Ended September 30, 2008
		Investment
		Management				Derivative
	Insurance	Services	Corporate	Subtotal	Eliminations(1)	Reclassification(2)	Consolidated

Gross Premiums Written	$950,674	$-	$-	$950,674	$(8,245)	$(40,924)	$901,505
Ceded Premiums	(22,970)	-	-	(22,970)	889	7,002	(15,079)
Net Premiums Written	927,704	-	-	927,704	(7,356)	(33,922)	886,426
Revenues:
Premiums Earned	276,206	-	-	276,206	(7,356)	(34,106)	234,744
Net Investment Income	146,688	203,308	7,451	357,447	1,023	(4,111)	354,359
Fees and Reimbursements	3,801	11,215	-	15,016	(2,679)	(158)	12,179
Realized Gains and Other Settlements
on Insured Derivatives	-	-	-	-	-	34,264	34,264
Unrealized Gains on Insured Derivatives	104,818	-	-	104,818	-	-	104,818
Net Change in Fair Value of Insured Derivatives	104,818	-	-	104,818	-	34,264	139,082
Net Realized Gains (Losses)	25,992	(177,839)	(3,837)	(155,684)	-	(270,614)	(426,298)
Net Gains (Losses) on Financial Instruments
at Fair Value and Foreign Exchange	(6,819)	(383,581)	(119,426)	(509,826)	-	275,626	(234,200)
Net Gains on Extinguishment of Debt	9,980	205,394	24,524	239,898	-	-	239,898

Total Revenues	560,666	(141,503)	(91,288)	327,875	(9,012)	901	319,764

Expenses:
Losses and Loss Adjustment	982,514	-	-	982,514	-	-	982,514
Amortization of Deferred Acquisition Costs	24,619	-	-	24,619	-	-	24,619
Operating	63,204	25,724	10,797	99,725	(4,715)	-	95,010
Interest Expense	48,084	201,036	18,486	267,606	(4,297)	901	264,210

Total Expenses	1,118,421	226,760	29,283	1,374,464	(9,012)	901	1,366,353
Loss before Income Taxes	$(557,755)	$(368,263)	$(120,571)	$(1,046,589)	$-	$-	(1,046,589)

Benefit for Income Taxes							(240,111)

Net Loss							$(806,478)

	Three Months Ended September 30, 2007
		Investment
		Management				Derivative
	Insurance	Services	Corporate	Subtotal	Eliminations(1)	Reclassification(2)	Consolidated

Gross Premiums Written	$255,148	$-	$-	$255,148	$(9,461)	$(39,046)	$206,641
Ceded Premiums	(26,023)	-	-	(26,023)	1,563	6,591	(17,869)
Net Premiums Written	229,125	-	-	229,125	(7,898)	(32,455)	188,772
Revenues:
Premiums Earned	207,242	-	-	207,242	(7,898)	(31,029)	168,315
Net Investment Income	141,409	425,244	721	567,374	3,030	3,450	573,854
Fees and Reimbursements	4,880	12,137	-	17,017	(2,969)	(189)	13,859
Realized Gains and Other Settlements
on Insured Derivatives	-	-	-	-	-	31,218	31,218
Unrealized Losses on Insured Derivatives	(341,706)	-	-	(341,706)	-	-	(341,706)
Net Change in Fair Value of Insured Derivatives	(341,706)	-	-	(341,706)	-	31,218	(310,488)
Net Realized Gains (Losses)	6,411	(5,973)	(749)	(311)	-	650	339
Net Gains (Losses) on Financial Instruments
at Fair Value and Foreign Exchange	6,389	(17,407)	317	(10,701)	-	(3,958)	(14,659)

Total Revenues	24,625	414,001	289	438,915	(7,837)	142	431,220

Expenses:
Losses and Loss Adjustment	22,203	-	-	22,203	-	-	22,203
Amortization of Deferred Acquisition Costs	16,052	-	-	16,052	-	-	16,052
Operating	30,517	27,934	6,544	64,995	(7,735)	-	57,260
Interest Expense	19,514	378,787	20,187	418,488	(102)	142	418,528

Total Expenses	88,286	406,721	26,731	521,738	(7,837)	142	514,043
Income (Loss) before Income Taxes	$(63,661)	$7,280	$(26,442)	$(82,823)	$-	$-	(82,823)

Benefit for Income Taxes							(46,183)

Net Loss							$(36,640)

(1) Eliminations include:
(a)Elimination of intercompany premium income and expense.
(b)Elimination of intercompany asset management fees and expenses.
(c)Elimination of intercompany interest income and expense pertaining to intercompany receivables and payables.
(2) Reclassification of derivative revenue and expense.

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(dollars in thousands)

	Nine Months Ended September 30, 2008

		Investment
		Management				Derivative
	Insurance	Services	Corporate	Subtotal	Eliminations (1)	Reclassification (2)	Consolidated

Gross Premiums Written	$1,296,133	$-	$-	$1,296,133	$(27,616)	$(123,435)	$1,145,082
Ceded Premiums	(79,077)	-	-	(79,077)	3,403	23,303	(52,371)
Net Premiums Written	1,217,056	-	-	1,217,056	(24,213)	(100,132)	1,092,711
Revenues:
Premiums Earned	749,427	-	-	749,427	(24,213)	(101,761)	623,453
Net Investment Income	447,388	833,502	22,315	1,303,205	14,833	(31,494)	1,286,544
Fees and Reimbursements	6,476	36,525	-	43,001	(10,184)	(564)	32,253
Realized Gains and Other Settlements
on Insured Derivatives	-	-	-	-	-	102,325	102,325
Unrealized Losses on Insured Derivatives	(147,972)	-	-	(147,972)	-	-	(147,972)
Net Change in Fair Value of Insured Derivatives	(147,972)	-	-	(147,972)	-	102,325	(45,647)
Net Realized Gains (Losses)	68,106	(1,105,738)	(2,970)	(1,040,602)	-	(372,167)	(1,412,769)
Net Gains (Losses) on Financial Instruments
at Fair Value and Foreign Exchange	155,239	(523,238)	(108,157)	(476,156)	-	405,303	(70,853)
Net Gains on Extinguishment of Debt	9,980	284,611	24,524	319,115	-	-	319,115

Total Revenues	1,288,644	(474,338)	(64,288)	750,018	(19,564)	1,642	732,096

Expenses:
Losses and Loss Adjustment	1,292,466	-	-	1,292,466	-	-	1,292,466
Amortization of Deferred Acquisition Costs	63,147	-	-	63,147	-	-	63,147
Operating	150,507	66,095	22,850	239,452	(14,662)	-	224,790
Interest Expense	141,495	765,955	58,577	966,027	(4,902)	1,642	962,767

Total Expenses	1,647,615	832,050	81,427	2,561,092	(19,564)	1,642	2,543,170
Loss before Income Taxes	$(358,971)	$(1,306,388)	$(145,715)	$(1,811,074)	$-	$-	(1,811,074)

Benefit for Income Taxes							(298,222)

Net Loss							$(1,512,852)

	Nine Months Ended September 30, 2007
		Investment
		Management				Derivative
	Insurance	Services	Corporate	Subtotal	Eliminations (1)	Reclassification (2)	Consolidated

Gross Premiums Written	$731,384	$-	$-	$731,384	$(27,345)	$(101,838)	$602,201
Ceded Premiums	(77,236)	-	-	(77,236)	4,882	17,882	(54,472)
Net Premiums Written	654,148	-	-	654,148	(22,463)	(83,956)	547,729
Revenues:
Premiums Earned	646,136	-	-	646,136	(22,463)	(83,539)	540,134
Net Investment Income	425,971	1,157,757	14,451	1,598,179	10,505	12,581	1,621,265
Fees and Reimbursements	19,681	36,993	-	56,674	(9,141)	(402)	47,131
Realized Gains and Other Settlements
on Insured Derivatives	-	-	-	-	-	83,941	83,941
Unrealized Losses on Insured Derivatives	(357,772)	-	-	(357,772)	-	-	(357,772)
Net Change in Fair Value of Insured Derivatives	(357,772)	-	-	(357,772)	-	83,941	(273,831)
Net Realized Gains (Losses)	38,455	(1,949)	(9,244)	27,262	-	2,576	29,838
Net Gains (Losses) on Financial Instruments
at Fair Value and Foreign Exchange	10,244	(29,024)	151	(18,629)	-	(16,208)	(34,837)
Insurance Recoveries	-	-	6,400	6,400	-	-	6,400

Total Revenues	782,715	1,163,777	11,758	1,958,250	(21,099)	(1,051)	1,936,100

Expenses:
Losses and Loss Adjustment	63,655	-	-	63,655	-	-	63,655
Amortization of Deferred Acquisition Costs	50,114	-	-	50,114	-	-	50,114
Operating	98,129	78,352	23,460	199,941	(20,876)	-	179,065
Interest Expense	61,961	1,034,796	60,548	1,157,305	(223)	(1,051)	1,156,031

Total Expenses	273,859	1,113,148	84,008	1,471,015	(21,099)	(1,051)	1,448,865
Income (Loss) before Income Taxes	$508,856	$50,629	$(72,250)	$487,235	$-	$-	487,235

Provision for Income Taxes							113,433

Net Income							$373,802

(1) Eliminations include:
(a)Elimination of intercompany premium income and expense.
(b)Elimination of intercompany asset management fees and expenses.
(c)Elimination of intercompany interest income and expense pertaining to intercompany receivables and payables.
(2) Reclassification of derivative revenue and expense.

MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written (1)
(dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Adjusted Direct Premiums (2)	$0.4	$514.2	$73.7	$1,234.5

Adjusted Assumed Premiums	811.5	0.0	811.5	0.0

Adjusted Gross Premiums	811.9	514.2	885.2	1,234.5

Present Value of Estimated Future Installment Premiums (3)	0.0	(414.9)	(23.3)	(943.4)

Gross Upfront Premiums Written	811.9	99.3	861.9	291.1

Gross Installment Premiums Written	138.8	155.9	434.2	440.3

Gross Premiums Written	$950.7	$255.2	$1,296.1	$731.4

(1)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(2)	A non-GAAP measure.
(3)	At September 30, 2008, June 30, 2008 and March 31, 2008 the discount rate was 4.50%, 4.67% and 4.98%, respectively, and at September 30, 2007, June 30, 2007 and March 31, 2007 the discount rate was 5.13%, 5.13% and 5.10%, respectively.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Net Income (Loss) per Common Share:	2008	2007	2008	2007
Basic	($3.48)	($0.30)	($6.97)	$2.93
Diluted	($3.48)	($0.30)	($6.97)	$2.84

Weighted-Average Number of Common Shares Outstanding:

Basic	231,758,958	123,705,544	217,089,104	127,658,105
Diluted	231,758,958	123,705,544	217,089,104	131,537,515

Components of Net Income (Loss) per Diluted Share (1)

Net Income (Loss)	($3.48)	($0.30)	($6.97)	$2.84
Unrealized Gains (Losses) on Insured Derivatives
Net of Credit Impairments (2)	0.45	(1.80)	2.24	(1.77)
Net Realized Gains (Losses)	(1.60)	-	(5.58)	0.15
Net Gains (Losses) on Financial Instruments at Fair Value
and Foreign Exchange (3)	(0.83)	(0.06)	(0.23)	(0.10)
Net Gains on Extinguishment of Debt(4)	0.68	-	0.97	-
Tax Adjustment	0.04	-	(0.43)	-
Operating Income (Loss) (5)	($2.22)	$1.56	($3.94)	$4.57

(1)	May not add due to rounding.
(2)	Pre-tax credit impairments related to insured credit derivatives for the three and nine months ended September 30, 2008 were $57.0 million and $896.8 million, respectively.
(3)	Excludes $5.0 million and $33.1 million of pre-tax income for the three and nine months ended September 30, 2008 and $3.3 million and $13.6 million of pre-tax expense for the three and nine months ended September 30, 2007, related to economic hedges.
(4)	Represents gains from the repurchases of surplus notes, medium-term notes and corporate debt.
(5)	A non-GAAP measure.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

		September 30, 2008		December 31, 2007

Book Value			$11.37		$29.16
After-tax Value of:
	Cumulative Unrealized Loss on Insured Credit Derivatives		10.64		18.83
	Cumulative Impairments on Insured Credit Derivatives		(3.09)		(1.04)
	Unrealized (Gains) Losses Included in OCI		6.55		4.35
	Deferred Premium Revenue (1)	9.98		16.27
	Prepaid Reinsurance Premiums (1)	(0.79)		(1.69)
	Deferred Acquisition Costs	(1.56)		(2.45)
	Net Deferred Premium Revenue		7.63		12.13
	Present Value of Installment Premiums (1) (2)		6.92		13.68
	Asset/Liability Products Adjustment		(0.54)		4.17
	Loss Provision (3)		(1.93)		(3.39)
Adjusted Book Value (4)			$37.55		$77.89

(1)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(2)	At September 30, 2008 and December 31, 2007 the discount rate was 4.50% and 5.06%, respectively.
(3)	The loss provision is calculated by applying 14.5% to the following items (excluding premiums related to derivatives) on an after-tax basis:
	(a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(4)	A non-GAAP measure.

CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

			September 30, 2008		December 31, 2007

	Capital and Surplus		$3,314.5		$3,663.1
	Contingency Reserve		2,981.3		2,718.9

	Capital Base		6,295.8		6,382.0

	Unearned Premium Reserve		4,194.3		3,762.8
	Present Value of Installment Premiums (1)		2,457.9		2,638.6

	Premium Resources (2)		6,652.2		6,401.4

	Loss and Loss Adjustment Expense Reserves		2,418.0		926.1
	Soft Capital Credit Facilities		850.0		850.0

	Total Claims-paying Resources		$16,216.0		$14,559.5

	Net Debt Service Outstanding (3)		$1,184,130.9		$1,021,925.2

	Capital Ratio (4)		188:1		160:1

	Claims-paying Ratio (5)		85:1		83:1

(1)	At September 30, 2008 and December 31, 2007 the discount rate was 4.50% and 5.06%, respectively.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Includes debt service of $256.7 billion assumed via reinsurance of FGIC insured credits in the third quarter of 2008.
(4)	Net debt service outstanding divided by the capital base.
(5)

Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.

CONTACT:
MBIA, Media:
Kevin Brown +1-914-765-3648
Elizabeth James +1-914-765-3889
or
MBIA, Investor Relations:
Greg Diamond +1-914-765-3190